PROSPECTUS SUPPLEMENT NO. 2 (To Prospectus Dated January 19, 2005)	Filed Pursuant to Rule 424(b)(3) File No. 333-120602
311,185 Shares
Digital River, Inc.
Common Stock

     This prospectus supplement relates to the resale from time to time by the holders of our common stock issued in connection with our acquisition of BlueHornet Networks, Inc. on November 2, 2004.
     You should read this prospectus supplement in conjunction with the prospectus dated January 19, 2005, and this prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The prospectus is to be delivered with this prospectus supplement.
     Our common stock is listed on the Nasdaq National Market under the symbol “DRIV.” The reported last sale price of our common stock on June 8, 2006 was $38.99 per share.
     See “Risk Factors” beginning on page 3 of the prospectus to read about factors you should consider before buying our common stock.
     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus supplement or the prospectus or the documents incorporated by reference herein or therein. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 9, 2006.

     The prospectus is hereby amended and supplemented to include in the table under the caption “Selling Securityholders” beginning on page 22 of the prospectus the information regarding the selling securityholders listed below. This information was furnished to us by the selling securityholders as of the date of this prospectus supplement.

	Number of shares of		Number of shares of
	common stock	Number of shares of	common stock
	beneficially owned	common stock that	beneficially owned
	prior to the	may be sold	after the
Name	offering	hereby(1)	offering(2)

Santa Fe Christian School(7)(8)	650	650	0

*	Less than 1%
(1)	If we are required to issue additional shares pursuant to the acquisition agreement, each selling securityholder will receive a pro rata portion based on the percentage of shares originally issued to such selling securityholder on November 2, 2004. The maximum aggregate number of additional shares that may be sold under this prospectus is 151,000 shares. Selling securityholders will be permitted to sell any such shares under the prospectus.

(2)	Assumes the sale of all such shares offered hereby.

(7)	Chuck Leslie, Director of Development of Santa Fe Christian Schools, exercises investment and voting control over the shares.

(8)	The selling securityholder received the shares as the of transfers from other selling securityholders listed in the prospectus.